EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Qumu Corporation filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 6, 2020 relating to our audit of the consolidated financial statements of Qumu Corporation, which appears in the Annual Report on Form 10-K of Qumu Corporation for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus incorporated by reference into such Registration Statement.

/s/ RMS US LLP

Minneapolis, MN
January 25, 2021